Exhibit 4.17

Automobile Service Agreement

Party A: Xinjiang Yisheng Xinchuangzhan Technology Co., Ltd.

Address: No. 1701B, 17th Floor, Chuan-Yu Building, Headquarters Economic Zone,

Shenka Avenue, Kashgar Economic Development Zone, Kashgar Region, Xinjiang

Party B: Guangzhou Huijian Information Technology Service Co., Ltd.

Address: Room N0085, 1704, No.1000 Xingang East Road, Haizhu District,

Guangzhou City

In accordance with the relevant laws and regulations of the People’s Republic of China, and based on the principles of mutual trust, sincere cooperation, fairness, and reasonableness, both parties have entered into this agreement through friendly consultation regarding Party B’s provision of automotive value-added services to Party A or Party A’s clients.

Article 1 Definitions

1. “Party A Customer”: refers to a customer who purchases or obtains valid service SMS messages or appointment order QR codes through Party A’s channels (including but not limited to Party A’s platforms).

2. “Automotive Services”: Both Party A and Party B shall integrate their platforms via an API or other system-based methods; Party B shall utilize the platform tools provided by Party A to deliver customer services and data monitoring; Party B and its service providers shall provide value-added automotive services— including safety inspections, vehicle maintenance, roadside assistance,annual inspection processing, traffic violation inquiries, and related services—to both Party A and Party A’s clients.

Article 2: Service Area

The service area provided by Party B to Party A’s clients is China.

Article 3: Service Items and Service Quotas

1. The details of service items and pricing are provided in the attachment.

2. During the term of the agreement, any adjustments to the service items or pricing shall be made upon mutual consent and explicitly confirmed through the annex or other mutually agreed methods.

3. When providing services to Party A and its clients, Party B and its service providers shall verify and ensure compliance with the following requirements: (1) The customer’s service SMS or appointment order QR code must be valid; (2) Verify that the customer’s vehicle license plate number matches that in the

SMS verification code or appointment order QR code; no transaction will be processed if there is a discrepancy (Note: The service SMS or order QR code sent by Party A (or its designated third party) constitutes the sole valid credential and serves as the basis for settlement between both parties; all other submissions shall be deemed invalid).

Article 4: Settlement Matters

1. Settlement shall be made as follows:

(1) The payment made by Party A to Party B shall be calculated based on the actual vehicle services redeemed by Party A’s customers at the store, at the procurement price (i.e., settlement amount = service procurement price × number of units consumed during the previously agreed settlement period).

(2) The fees paid by Party A to Party B shall be calculated based on the number of automotive service items purchased by Party A and its clients during the month (i.e., settlement amount = service procurement price × number of automotive service items purchased by Party A and its clients in that month).

(3) Other methods agreed upon by both parties.

(Note: For settlements made under Method (2), Party B hereby warrants that the services purchased by Party A and its clients shall remain valid for 12 months from the date of purchase, and such services shall not become invalid upon termination of this Agreement. If Party B’s store refuses to provide services still within validity period, Party A may hold Party B liable and demand compensation for any resulting losses.)

2. (1) The payment account details of Party B are as follows:

Account Holder: Guangzhou Huijian Information Technology Service Co., Ltd.

Taxpayer Identification Number:

Bank of Account:

Account:

(2) Party A’s invoice details:

Taxpayer Name: Xinjiang Yisheng Xinchuangzhan Technology Co., Ltd.

Tax Identification Number:

Bank of account:

Account Number:

(3) Both Party A and Party B confirm and guarantee that the aforementioned account information/invoicing details are true and accurate. In case of any changes, either party shall notify the other in writing at least 10 working days prior to payment by Party A or invoicing by Party B. All consequences arising from failure to fulfill this notification obligation shall be borne solely by the respective party.

3. Party B shall issue Value-Added Tax (special or ordinary) invoices to Party A within the agreed timeframe. In case of delayed invoice issuance, Party A shall not be liable for any breach of contract related to payment delays, but Party B shall continue to fulfill its obligations under this Agreement.

4. Party B shall issue genuine, lawful, and valid invoices to Party A for the services stipulated in this Contract. If Party B’s own actions or defects in the issued invoices result in tax risks or economic losses for Party A, such liabilities shall be borne by Party B, and Party A reserves the right to initiate further legal proceedings.

5. If either party has doubts about the settlement data, both parties shall resolve the matter through consultation; if no agreement is reached, the system data shall prevail.

Article 5 Rights and Obligations of Both Parties

I. Rights and Obligations of Party A

1. Party A shall have the following rights regarding the services provided by Party B to its clients: pricing authority, right to information, and right to make recommendations; as well as supervision and criticism rights concerning service quality. Upon receiving a customer complaint, Party A shall have the right to require Party B to make corrections.

2. Party A shall settle the service fees with Party B or a designated third party in accordance with the agreed date and settlement method.

3. During the cooperation period, Party B shall not be the sole designated partner of Party A in this region; Party A reserves the right to engage other third parties for collaboration on projects under this agreement as appropriate. Should Party B fail to provide services as stipulated during the term, Party A may retain the right to pursue liability.

4. During the cooperation period, Party A shall monitor and address all issues arising from Party B’s services and coordinate with vehicle owners. Should any problems occur during service delivery, Party A shall assume full responsibility toward the vehicle owners, including the right to seek compensation from Party B based on actual vehicle losses and to compensate customers; such losses shall be directly deducted by Party A from the settlement payments received from Party B or a designated third party.

5. If Party B or its stores fail to perform or violate the provisions of this Agreement, resulting in losses to Party A and its customers; or if their actions seriously contravene laws, administrative regulations, or other relevant provisions, thereby adversely affecting the performance of this Agreement, Party A shall have the right to unilaterally terminate the cooperation or rescind this Agreement, and reserves the right to pursue liability from Party B.

6. With the written consent of Party A, Party B and its stores may use Party A’s

LOGO to promote activities related to the cooperation stipulated in this Agreement, provided that such use does not violate applicable national laws and regulations.

II. Rights and Obligations of Party B

1. Party B shall provide valid and legally binding business qualification certificates (copy bearing the official seal) for Party A’s retention. Party B must ensure compliance with all required service qualifications. Any loss or legal liability arising from intentional concealment, falsification of business qualification documents, or operation beyond authorized scope shall be solely borne by Party B.

2. During the cooperation period, Party B shall assist Party A in addressing any issues arising from the services and resolve disputes with sincerity and responsibility; if no agreement can be reached through tripartite negotiations, Party B shall first compensate the client for the actual vehicle losses to prevent escalation of disputes, with subsequent final arrangements to be determined jointly by both parties.

3. Party B shall issue official value-added tax invoices that comply with national regulations to Party A.

4. During the cooperation period, Party B shall not disclose to any third party, including but not limited to, the terms of collaboration, pricing arrangements, or customer information between Party A and Party B; shall not conduct private settlements with Party A’s customers; nor shall it, without Party A’s consent, subcontract automotive beauty/maintenance services or related services under this agreement to any third party other than Party B or its affiliates. Party B is obligated to safeguard Party A’s brand reputation and economic interests, and to maintain Party A’s trade secrets.

5. Except in cases caused by force majeure, Party B shall provide the services as stipulated herein and shall not refuse them for any reason; furthermore, Party B guarantees that all stores operating under normal conditions may utilize the services provided herein.

6. If vehicle damage, malfunction, or any loss to the customer occurs due to Party B’s fault, all resulting costs and legal liabilities shall be borne solely by Party B; if such incidents cause losses to Party A, Party A shall have the right to seek reimbursement from Party B.

7. If additional services beyond those specified in this Agreement are required, Party B shall obtain approval from Party A’s project lead and inform the client of the details and associated costs, allowing the client to make an independent choice. Specific settlement amounts shall be determined jointly between the client and Party B; Party A shall not intervene. No non-agreed services may be provided without the client’s prior consent.

8. Party A has no affiliation or investment relationship with Party B or its affiliated enterprises; each party operates independently and assumes full responsibility for its own profits and losses. All operational costs, losses, employee disputes, and other issues arising from Party B’s or its affiliated enterprises’ provision of the services under this Agreement shall not be the responsibility of Party A. In the event of any significant change in either party, that party shall promptly notify the other party’s contact person in writing (or by email), and both parties shall subsequently inform the customers through their respective standard communication channels.

9. If Party B is unable to provide services normally due to deregistration or other reasons, it shall notify Party A’s contact person in writing (or by email) of the specific suspension period at least 30 working days in advance, and both parties shall inform customers through their respective standard channels.

Article 6: Confidentiality Clause and Anti-Business Bribery Clause

1. Both parties hereby jointly undertake to make every effort to ensure the confidentiality of all information related to each other’s business or affairs, and shall not copy, reproduce, use, disclose, or share such information with any third party except when such information is publicly available, lawfully obtained from a qualified source, required by law, or necessary for enforcement purposes. This clause remains in effect upon the expiration or termination of this Agreement.

2. Both Party A and Party B fully understand and are committed to strictly complying with the legal provisions of the People’s Republic of China regarding anti-commercial bribery; both parties recognize that any form of bribery or corrupt conduct constitutes a violation of the law and will be subject to severe legal penalties.

3. Neither Party A nor Party B shall solicit, accept, provide, or offer any benefits beyond those stipulated in this Agreement to the other party, its representatives, or other relevant parties, including but not limited to explicit or implicit deductions, cash payments, shopping cards, physical goods, securities, travel benefits, or other non-material benefits; however, if such benefits constitute industry practices or common practices, they must be explicitly stated in the Agreement.

4. The term “other relevant persons” as used in this Article refers to individuals other than the authorized representatives of Party A and Party B who have a direct or indirect interest relationship with the agreement, including but not limited to relatives and friends of the agreement’s authorized representatives.

Article 7 Force Majeure

1. If either party considers any force majeure event—such as war, fire, typhoon,flood, earthquake, or similar event—as sufficient to compel the suspension or delay of this Agreement’s execution, the term of this Agreement shall be extended accordingly, or both parties may mutually terminate this Agreement.

2. The affected party shall promptly notify the other party of the occurrence of force majeure by telephone or email, and inform the client through their respective standard communication channels.

Article 8 Liability for Breach of Contract

Both Party A and Party B shall strictly comply with all provisions of this Agreement. In the event of a breach by either party, such party shall bear liability for the breach and compensate the other party for all resulting economic losses (including but not limited to losses incurred by the aggrieved party and reasonable expenses such as attorney fees, litigation costs, arbitration fees, preservation fees, guarantee fees, surety fees, enforcement costs, notarization fees, appraisal fees, audit fees, valuation fees, travel expenses, photocopying fees, and other similar expenses).

Article 9 Dispute Resolution

Both parties shall comply with the relevant laws, regulations, and rules of the People’s Republic of China in executing this Agreement. Any disputes arising from its performance shall be resolved through negotiation. If any dispute arising from or related to this Agreement cannot be resolved through negotiation or mediation, it shall be submitted to the People’s Court at Party A’s place of residence for resolution by litigation.

Article 10: Effectiveness of the Agreement and Other Matters

1. This Agreement shall take effect upon signature and sealing by both parties, with a validity period from August 5, 2025 to August 4, 2027;

2. The annexes to this Agreement are an integral part thereof and have equal legal force as the Agreement itself.

3. Any amendments, additions, or modifications to the terms of this Agreement shall be made through mutual consultation between Party A and Party B in writing. Such amendments, additions, or modifications shall form an integral part of the Agreement and have the same legal effect as the Agreement itself.

4. This Agreement is executed in two identical copies, with one copy held by Party A and one by Party B, both of which carry equal legal force.

(No further text follows)

Party A: Party B:	Party A: Party B:

Legal Representative or Person in Charge: Legal Representative or Person in Charge:                  Legal Representative or Person in Charge: Legal

Representative or Person in Charge:

Date: August 5, 2025 Date: August 5, 2025                                                                      Date: August 5,

2025 Date: August 5, 2025

appendix :

Project Quote
type of service	Unit Price (RMB per session)	remarks
Non-accident road rescue services (50 km – 150 km)	180

The actual service settlement amount is based on the standard price and determined according to the actual settlement amount (Note: fluctuations shall not exceed 5% and no additional quotation will be required).

Non-accident road rescue (within 50 km)	135
Drive on behalf of someone	135
Annual Inspection Agency (Queueing Service)	45
Acting on behalf of vehicle annual inspection (for pick-up and drop-off services)	135
Customer Support and Maintenance Services	93
security detection	72

Party A: Xinjiang Yisheng Xinchuangzhan Technology Co., Ltd.

Party B: Guangzhou Huijian Information Technology Service Co., Ltd.